EXHIBIT 24.1

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Laureate Education, Inc., a Maryland corporation, constitute and appoint Douglas L. Becker and Robert W. Zentz, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either of them, to sign for the undersigned in their respective names as directors and officers of Laureate Education, Inc., its registration statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of shares of common stock of the Corporation pursuant to the Laureate Education, Inc. 2005 Stock Incentive Plan, the Laureate Education, Inc. 401(k) Retirement Savings Plan, and that certain inducement grant of stock options awarded on October 1, 2005 to Rosemarie Mecca to be filed with the Securities and Exchange Commission under the Securities Act of 1933.  We hereby confirm all acts taken by such agents and attorneys-in-fact, or each of them, as herein authorized.

Signature	Title	Date

/s/ Douglas L. Becker	Director, Chairman of the Board and	September 29, 2006
Douglas L. Becker	Chief Executive Officer (Principal Executive Officer)

/s/ Rosemarie Mecca	Executive Vice President and	September 29, 2006
Rosemarie Mecca	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Isabel Aguilera	Director	September 29, 2006
Isabel Aguilera

/s/ R. Christopher Hoehn-Saric	Director	September 29, 2006
R. Christopher Hoehn-Saric

/s/ Wolf H. Hengst	Director	September 28, 2006
Wolf H. Hengst

/s/ James H. McGuire	Director	October 3, 2006
James H. McGuire

/s/ John A. Miller	Director	September 29, 2006
John A. Miller

/s/ R. William Pollock	Director	September 29, 2006
R. William Pollock

/s/ Richard W. Riley	Director	September 29, 2006
Richard W. Riley

/s/ David A. Wilson	Director	September 28, 2006
David A. Wilson